Exhibit 99.1

Comscore Announces Results of Special Meeting of Stockholders

All Proposals Approved

Investment Transactions Expected to Close on March 10, 2021

RESTON, Va., March 9, 2021 – Comscore, Inc. (Nasdaq: SCOR), a trusted partner for planning, transacting and evaluating media across platforms, today reported results from its special meeting of stockholders held on Tuesday, March 9, 2021.

During the special meeting, Comscore’s stockholders approved the issuance of convertible preferred stock to Charter Communications, Qurate Retail and an affiliate of Cerberus Capital Management, as well as a related amendment to Comscore’s certificate of incorporation. The investment transactions are expected to close and shares to be issued on or around March 10, 2021.

“We are pleased with the outcome of the stockholder meeting,” said Bill Livek, Chief Executive Officer and Executive Vice Chairman of Comscore. “With the vote in favor of the transactions allowing us to extinguish our senior secured notes, our capital structure will be significantly improved allowing for flexibility to invest in the business.”

Final voting results from the special meeting will be included in a Form 8-K filed with the SEC.

About Comscore

Comscore is a trusted partner for planning, transacting and evaluating media across platforms. With a data footprint that combines digital, linear TV, over-the-top and theatrical viewership intelligence with advanced audience insights, Comscore allows media buyers and sellers to quantify their multiscreen behavior and make business decisions with confidence. A proven leader in measuring digital and TV audiences and advertising at scale, Comscore is the industry’s emerging, third-party source for reliable and comprehensive cross-platform measurement.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal and state securities laws, including, without limitation, Comscore’s expectations, forecasts, plans and opinions regarding the terms and timing of the strategic investment transactions, extinguishment of the senior secured notes, improvement in capital structure, and investment in the business. These statements involve risks and uncertainties that could cause actual events to differ materially from expectations, including, but not limited to, changes in investment or extinguishment terms, delays in closing the transactions, and Comscore’s ability to achieve its expected strategic, financial and operational plans. For additional discussion of risk factors, please refer to Comscore’s respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filings that Comscore makes from time to time with the U.S. Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website (www.sec.gov).

Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Comscore does not intend or undertake, and expressly disclaims, any duty or obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.

Press

Neil Ripley

Comscore, Inc.

646-746-0579

press@comscore.com

Investors

Robert Winters or Jackie Marcus

Alpha IR Group

312-445-2870

SCOR@alpha-ir.com